Exhibit 99.1

WESTLAKE CHEMICAL COMPLETES ACQUISITION OF AXIALL CORPORATION

–	Combination Creates a North American Olefins and Vinyls Leader: Largest LDPE Producer in the Americas; Second-Largest PVC Producer in North America and the Third-Largest Globally; and the Third-Largest Chlor-alkali Producer in North America and Globally

–	Expected Annual Cost Synergies of Approximately $100 Million

–	Transaction Expected to be Accretive in the First Year Following Close

Houston, Texas, August 31, 2016 – Westlake Chemical Corporation (NYSE: WLK) announced today that it has completed the previously announced acquisition of Axiall Corporation (NYSE: AXLL) for $33.00 per share in an all-cash transaction, representing an enterprise value of approximately $3.8 billion, including debt and certain other Axiall liabilities.

The combined company will be the third-largest chlor-alkali producer and the second-largest polyvinyl chloride (PVC) producer in North America, with expected combined pro forma revenues of $7.4 billion and adjusted EBITDA of $1.4 billion for the twelve-month period ended June 30, 2016. Westlake expects the transaction to be accretive to its earnings in the first year following close and expects annualized cost synergies of approximately $100 million.

Albert Chao, Westlake’s President and Chief Executive Officer, said, “We are pleased to complete this important strategic acquisition and to welcome Axiall and its talented team into the Westlake family of companies. This transaction aligns two remarkable companies, creates a company with greater financial and operational flexibility and accelerates our growth strategy. We believe that we will be better able to serve our customers with a more diversified portfolio that should create significant value and growth opportunities for Westlake stockholders.”

Westlake retained Deutsche Bank Securities Inc. and Goldman, Sachs & Co. as its financial advisors, Cleary Gottlieb Steen & Hamilton LLP as its legal counsel, MacKenzie Partners, Inc., and other advisors.

For more information regarding Westlake please visit http://www.westlake.com.

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About Westlake Chemical Corporation

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC Compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company’s Web site at www.westlake.com.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties relate to the risks and uncertainties inherent in the petrochemicals, polymers and building products industries discussed in our filings with the Securities and Exchange Commission. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Media Inquiries:

Westlake Chemical Corp.

Ben Ederington, 713-960-9111

or

Investor Inquiries:

Westlake Chemical Corp.

Steve Bender, 713-960-9111